Exhibit 99.1

 Align Technology, Inc. Reports 9th Consecutive Quarter of Increasing Revenues

    - Third Quarter Revenues Increase 35% Year Over Year to $45.8 Million

    - Company Reports GAAP Net Profit of $3.3 Million, or EPS of $0.05, and Non-GAAP Net Profit of $4.7 Million, or EPS of $0.07

    - Company Increases Cash Position by $16.3 Million Year-to-Date

    SANTA CLARA, Calif., Oct. 21 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, today reported financial results for the third quarter of 2004. Total revenues for the third quarter of 2004 were $45.8 million, compared to $34.0 million in the third quarter of 2003, an increase of 34.5 percent, and $44.2 million in the second quarter of 2004, an increase of 3.5 percent.

    "We are pleased with our earnings this quarter," stated Thomas M. Prescott, Align Technology's President and CEO. "As we continue building the company, we look forward to strengthening the infrastructure and positioning Align for long-term growth and profitability. Additionally, we believe that year-over-year, revenues will grow by introducing several strategic initiatives including an expanded sales force, enhanced consumer marketing programs and the introduction of new products. "

    The net profit for the third quarter of 2004 as determined under generally accepted accounting principles ("GAAP") was $3.3 million, or earnings per diluted share of $0.05. This compares to a net loss for the third quarter of 2003 of $2.1 million, or a net loss of $0.04 per share, and a net profit for the second quarter of 2004 of $3.8 million, or earnings per diluted share of $0.06. Third quarter 2004 profit includes a $1.1 million severance charge related to the previously announced departure of an executive.

    The non-GAAP net profit for the third quarter of 2004, which excludes
$1.4 million of stock-based compensation, was $4.7 million, or non-GAAP earnings per diluted share of $0.07. This compares to a non-GAAP net profit of $1.2 million in the third quarter of 2003, which excludes $3.4 million of stock-based compensation charges, or a non-GAAP earnings per diluted share of $0.02. This also compares to a non-GAAP net profit of $5.6 million in the second quarter of 2004, which excludes $1.8 million of stock-based compensation, or a non-GAAP earnings per diluted share of $0.09. The reconciliation of the GAAP to non-GAAP measurements for net profit for the third quarter of 2004 is set forth below within Align Technology's financial statements.

    As of September 30, 2004, Align had $64.0 million in cash, cash equivalents and marketable securities, compared to $47.7 million as of December 31, 2003.

    Conference Call

    As previously announced, Align Technology, Inc. will host a live webcast and conference call today, October 21, 2004, at 10:00 a.m. EDT, 7:00 a.m. PDT, to review third quarter of 2004 results and discuss future operating trends and guidance outlook for the future. The webcast of Align's conference call will be accessible through the website at: http://www.aligntech.com/generalapp/us/en/corporate/investor_frameset.jsp .

    The webcast will be archived for future on-demand replay. To access the conference call, please dial 201-689-8341 approximately ten minutes prior to the start of the call. If you are unable to listen to the call, an archived web cast will be available beginning approximately one hour after the call's conclusion and will remain available through 5:30 p.m. EDT on October 20, 2005. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with account number 292 followed by # and conference number 119689 followed by #. The replay may be accessed from international locations by dialing 201-612-7415 and using the same account and conference numbers referenced above. The telephonic replay will be available through 5:30 p.m. EDT on November 5, 2004.

    About Align Technology, Inc.

    Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position.

    Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

    To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

    Forward-Looking Statements

    This news release contains forward-looking statements, including statements regarding Align's ability to strengthen its infrastructure, position itself for long-term growth and profitability and the anticipated success of Align's initiatives to increase revenue. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, risks relating to Align's history of losses and negative operating cash flows, Align's ability to increase its revenue significantly while controlling expenses, Align's ability to manage growth, loss of key personnel or the inability to attract and retain key personnel, Align's limited operating history, customer demand for Invisalign, acceptance of Invisalign by consumers and dental professionals, competition from manufacturers of traditional braces, Align's third party manufacturing processes and personnel, foreign operational, political and other risks relating to Align's international manufacturing operations, Align's ability to protect its intellectual property rights, potential intellectual property or product liability claims or litigation, and the potential volatility of the market price of Align's common stock. These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which was filed with the Securities and Exchange Commission on March 9, 2004, and its Quarterly Reports on Form 10-Q. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.


    ALIGN TECHNOLOGY, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
    (unaudited)

                                        Three Months Ended Nine Months Ended
    (in thousands, except
     per share data)                   Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                          2004      2003      2004      2003

    Revenues                             $45,766  $34,038  $129,175   $86,223

    Cost of revenues                      14,922   13,446    42,565    38,639

    Gross profit                          30,844   20,592    86,610    47,584

    Operating expenses:

    Sales and marketing                   13,884   10,505    40,555    32,551
    General and administrative             8,263    8,722    25,196    25,630
    Research and development               4,846    3,113    11,750     9,810

    Total operating expenses              26,993   22,340    77,501    67,991


    Profit (loss) from operations          3,851   (1,748)    9,109   (20,407)

    Interest and other income
     (expense), net                         (217)    (359)     (619)     (129)
    Provision for income taxes              (316)     (37)     (843)      (38)

    Net profit (loss)                     $3,318  $(2,144)   $7,647  $(20,574)

    Net profit (loss) per share -- basic   $0.06   $(0.04)    $0.13    $(0.36)

    Weighted-average shares used in
     computing basic net profit (loss)
     per share                            60,319   57,948    59,703    57,543

    Net profit (loss) per
     share -- diluted                      $0.05   $(0.04)    $0.12    $(0.36)

    Weighted-average shares used in
     computing diluted net profit (loss)
     per share                            64,055   57,948    64,298    57,543


    ALIGN TECHNOLOGY, INC.
    CONDENSED CONSOLIDATED BALANCE SHEETS
    (unaudited)

    (in thousands)                                September 30,   December 31,
                                                     2004             2003
                   ASSETS

    Current assets:
    Cash and cash equivalents                      $63,215           $44,939
    Restricted cash                                    281               439
    Marketable securities, short-term                  519             2,292
    Accounts receivable, net                        27,663            21,265
    Inventories, net                                 2,150             2,334
    Other current assets                             5,855             5,845
       Total current assets                         99,683            77,114

    Property and equipment, net                     23,304            23,121
    Other long-term assets                           2,197             1,967

         Total assets                             $125,184          $102,202

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
    Accounts payable                                $3,899            $3,095
    Accrued liabilities                             21,733            19,180
    Deferred revenue                                13,798            13,113
    Debt, current portion                            1,932             1,989
       Total current liabilities                    41,362            37,377

    Debt, long-term portion                            428             1,849

        Total liabilities                           41,790            39,226

    Total stockholders' equity                      83,394            62,976

          Total liabilities and
           stockholders' equity                   $125,184          $102,202


    ALIGN TECHNOLOGY, INC.
    NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
    (unaudited)

    Use of Non-GAAP Financial Information

    To supplement our condensed consolidated financial statements presented on a GAAP basis, Align uses a non-GAAP measure of net profit (loss), which is adjusted to exclude certain costs and expenses and any associated tax effects of such adjustments. We believe that our non-GAAP net profit (loss) gives an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net profit (loss) is among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net profit (loss) prepared in accordance with generally accepted accounting principles in the United States of America.


                                         Three Months Ended  Nine Months Ended
                                            Sept.    Sept.     Sept.    Sept.
    (in thousands, except per             30, 2004 30, 2003  30, 2004 30, 2003
     share data)

    Revenues                              $45,766  $34,038  $129,175  $86,223

    Cost of revenues                       14,784   12,830    41,710   36,619

    Gross profit                           30,982   21,208    87,465   49,604

    Operating expenses:

    Sales and marketing                    13,770    9,984    39,920   30,798
    General and administrative              7,754    7,117    22,588   19,439
    Research and development                4,206    2,470    10,448    7,264

    Total operating expenses               25,730   19,571    72,956   57,501


    Profit (loss) from operations           5,252    1,637    14,509   (7,897)

    Interest and other income
     (expense), net                          (217)    (359)     (619)    (129)
    Provision for income taxes               (316)     (37)     (843)     (38)

    Net profit (loss)                      $4,719   $1,241   $13,047  $(8,064)

    Net profit (loss) per share -- basic    $0.08    $0.02     $0.22   $(0.14)

    Weighted-average shares used in
     computing basic net profit (loss)
     per share                             60,319   57,948    59,703   57,543

    Net profit (loss) per share -- diluted  $0.07    $0.02     $0.20   $(0.14)

    Weighted-average shares used in
     computing diluted net profit (loss)
     per share                             64,055   62,912    64,298   57,543


    ALIGN TECHNOLOGY, INC.
    RECONCILIATION OF GAAP NET PROFIT (LOSS) TO ADJUSTED NON-GAAP NET PROFIT
     (LOSS)
    (unaudited)


                                        Three Months Ended   Nine Months Ended
                                        Sept. 30, Sept. 30, Sept. 30, Sept. 30,
    (in thousands)                         2004      2003      2004      2003

    Net profit (loss)                      $3,318  $(2,144)  $7,647  $(20,574)

    Stock-based compensation expense
     included in: (1)
     - cost of revenues                       138      616      855     2,020
     - sales and marketing                    114      521      635     1,753
     - general and administrative             509    1,605    2,608     5,684
     - research and development               640      643    1,302     2,546

    Restructuring costs included in
     general and administrative: (2)           --       --       --       507

    Non-GAAP net profit (loss)             $4,719   $1,241  $13,047   $(8,064)

    (1)Stock-based compensation expense primarily represents the amortization of deferred stock-based compensation recorded in connection with the granting of stock options to employees and non-employees. Stock-based compensation expense also includes, in connection with severance packages for several employees, accelerated vesting of options granted prior to the company's initial public offering.

    (2)Restructuring costs represented residual restructuring charges related to the transition of operations from the United Arab Emirates and Pakistan to Costa Rica during the first quarter of 2003.


    Contact: investor relations, Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or press, Shannon Henderson of Ethos Communications, Inc., +1-678-417-1767, or shannon@ethoscommunication.com.

SOURCE  Align Technology, Inc.
    -0-                             10/21/2004
    /CONTACT: investor relations, Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or press, Shannon Henderson of Ethos Communications, Inc., +1-678-417-1767, or shannon@ethoscommunication.com/
    /Web site:  http://www.invisalign.com/
    (ALGN)

CO:  Align Technology, Inc.
ST:  California
IN:  MTC HEA
SU:  ERN CCA